EXHIBIT 99.1

FORD CREDIT NEWS


Contact:     Della DiPietro          Susan Miller
             313/594-1096

IMMEDIATE RELEASE

FORD CREDIT REPORTS 1996 EARNINGS

DEARBORN, Mich., Jan. 29, 1997 -- Ford Motor Credit Company's net income for 1996 was $1.441 billion, Chairman William E. Odom and President Edsel B. Ford II announced today. Earnings were $138 million lower than 1995's net income of $1.579 billion.


Compared with 1995, the reduction in earnings reflected primarily the first-quarter 1996 restructuring of Ford's Financial Services Group and a higher full-year 1996 effective tax rate. Higher credit losses were offset by higher levels of earning assets and higher net interest margins. At year-end 1996, Ford Credit's total net finance receivables and net investment in operating leases were $111.5 billion compared with $102.1 billion a year earlier, a 9 percent increase.


Ford Credit's 1996 financial results included a majority ownership (78%) of Ford Credit Europe and results for 1995 have been restated to reflect this ownership change. Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company and is part of Ford's Financial Services Group.

--------
Ford Credit Public Affairs, The American Road, P. O. Box 1732, MD-7380, Dearborn, Michigan 48121
Telephone: 313/594-1096; Fax: 313/390-2453
Internet: http://media.ford.com

Consolidated financial statements exclude certain vehicle finance subsidiaries of Ford Motor Company that are managed by Ford Credit. Ford Credit's worldwide managed perations earned $1.353 billion in 1996.
Worldwide managed net receivables and net investment in operating leases were $126.1 billion at year-end 1996. Included in these managed receivables are certain finance receivables Ford Credit has sold and continues to service.


As the world's largest and most profitable automotive finance company, Ford Credit provides vehicle financing for more than 11,400 automotive dealers and more than 8 million retail customers in 33 countries.



                                  # # #


1/29/97

          Ford Motor Credit Company and Consolidated Subsidiaries
                             Operating Highlights

                                                   1996         1995
                                                 --------     --------
                                                      (Unaudited)
Income (in Millions)
 Income Before Income Taxes                      $2,240.2     $2,327.8
 Net Income                                       1,440.6      1,579.4

Market Share
 Ford Retail        United States                    37.8%        36.9%
                    Europe                           29.1         30.2
 Ford Wholesale
                    United States                    79.5%        79.7%
                    Europe                           90.8         89.2

Contract Volume - New and Used Retail/Lease (in Thousands)
 United States                                    2,674        2,499
 Europe                                             716          723
 Other International                                371          253
                                                  -----        -----
   Total Contract Volume                          3,761        3,475
                                                  =====        =====

Assets (in Millions)
 Net Finance Receivables                        $80,848.0    $76,376.7
 Net Investment in Operating Leases              30,645.2     25,680.2
                                               ----------   ----------
   Subtotal                                    $111,493.2   $102,056.9
 Other Assets                                    10,532.9      9,571.3
                                               ----------   ----------
   Total Assets                                $122,026.1   $111,628.2
                                               ==========   ==========

Liabilities and Stockholder's Equity (in Millions)
 Liabilities
   Debt - Payable Within One Year               $52,195.0    $49,535.7
   Debt - Payable After One Year                 45,829.3     42,644.6
                                                ---------    ---------
     Total Debt                                 $98,024.3    $92,180.3
                                                ---------    ---------
   Other Liabilities                             12,868.1      9,133.5
     Total Liabilities                         $110,892.4   $101,313.8
                                               ----------   ----------

 Minority Interests in Net Assets
  of Subsidiaries                                 1,416.7      1,100.6
 Stockholder's Equity                             9,717.0      9,213.8
                                               ----------   ----------
   Total Liabilities and Stockholder's Equity  $122,026.1   $111,628.2
                                               ==========   ==========

Memo:            Selected Worldwide Results for Managed Operations *

                                                   1996         1995
                                                   ----         ----
Income (in Millions)
 Income Before Income Taxes                      $2,125.2     $2,200.0
 Net Income                                       1,353.4      1,402.3

Contract Volume
New and Used Retail/Lease (in Thousands)          3,897        3,520

Managed Net Finance Receivables and Net
Investment in Operating Leases (in Millions)** $126,050.3   $113,099.1

* Managed Operations exclude Ford Credit's equity interest in the non-automotive financing results of Ford Holdings, Inc.
** Managed Receivables include certain finance receivables Ford Credit has sold and continues to service.